Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8, File No. 333-194746) pertaining to the 2010 Stock Incentive Plan of Karyopharm Therapeutics Inc., 2013 Stock Incentive Plan of Karyopharm Therapeutics Inc., and 2013 Employee Stock Purchase Plan of Karyopharm Therapeutics Inc.;

2.	Registration Statements (Form S-8, File Nos. 333-202742, 333-216732, and 333-223675) pertaining to the 2013 Stock Incentive Plan of Karyopharm Therapeutics Inc.;

3.	Registration Statement (Form S-8, File No. 333-210221) pertaining to the 2013 Stock Incentive Plan of Karyopharm Therapeutics Inc. and 2013 Employee Stock Purchase Plan of Karyopharm Therapeutics Inc.;

4.	Registration Statement (Form S-3, File No. 333-214489) and related Prospectus of Karyopharm Therapeutics Inc. for the registration of debt securities, common stock, preferred stock, and warrants; and

5.	Registration Statement (Form S-3, File No. 333-222726) and related Prospectus of Karyopharm Therapeutics Inc. for the registration of debt securities, common stock, preferred stock, warrants, and units;

of our report dated March 15, 2018, with respect to the consolidated financial statements of Karyopharm Therapeutics Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 15, 2018